Exhibit 99.H.II
AMENDMENT TO
FUND ACCOUNTING AGREEMENT
     AMENDMENT made as of the 26th day of February, 2007, between NEW COVENANT FUNDS (the “Trust”), a Delaware statutory trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. (“BISYS”), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to that certain Fund Accounting Agreement dated November 4, 2003, as amended (the “Agreement”), under which BISYS performs certain fund accounting services for the Trust. All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.
     WHEREAS, BISYS and the Trust wish to enter into this Amendment to the Agreement in order to set forth the terms under which BISYS will continue to perform the services enumerated herein on behalf of the Trust and to amend and supplement certain provisions of the Agreement.
     NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and BISYS hereby agree as follows:
     1. Amendments
     (a) Section 1 of the Agreement shall be amended by adding the following as subsection (e) thereof:
“(e) BISYS shall perform the duties set forth in this Agreement in accordance with the service standards set forth on Schedule C attached hereto.”
     (b) Section 6 of the Agreement shall be amended by deleting “March 31, 2007” in the second sentence of the first paragraph, and replacing it with “March 31, 2008.”
     (c) Schedule C attached hereto is hereby incorporated and made part of the Agreement.
     2. Effective Date.
     The effective date of this Amendment shall be April 1, 2007.
     3. Representations and Warranties
     Each party represents and warrants to the other that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     4. Miscellaneous
     (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreements or any provisions of the Agreements that directly cover or indirectly bear upon matters covered under this Amendment.
     (b) Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreements as separately amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by each party hereto.
     (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
     (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

NEW COVENANT FUNDS

By:	/s/ Robert E. Leech

Name: Robert E. Leech
Title: President

BISYS FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff

Name:Fred Nadaff
Title:

SCHEDULE C

TO THE AMENDMENT TO THE
FUND ACCOUNTING AGREEMENT
BETWEEN NEW COVENANTS FUNDS
AND BISYS FUND SERVICES OHIO, INC.
Effective April 1, 2007
SERVICE STANDARDS
Pursuant to Section 1 of the Agreement, BISYS has agreed to perform the services described in the Agreement in accordance with the service standards set forth in this Schedule C. The service standards are subject to all terms and conditions of this Agreement, including without limitation, Section 5, and BISYS shall not be subject to the service standards set forth herein when (i) BISYS has declared a disaster and must operate pursuant to its disaster recovery and business continuity plan and/or (ii) in the case of events beyond BISYS’ reasonable control including, without limitation, force majeure events. In addition, it is understood and agreed that the service standards are dependent upon timely cooperation and timely authorization of filings by the Trust, its investment adviser and other service providers. BISYS shall have no liability for any failure to meet service standards that, directly or indirectly, arises from actions, delays or failures of the Trust, its investment adviser and other service providers. The parties agree that such service standards may be revised, from time to time, by mutual agreement.
Subject to the provisions set forth above, in the event BISYS fails to meet any of the same service standards set forth below during any three consecutive months, then the Trust shall have the right, exercisable only within thirty (30) days following the third failure, to terminate this Agreement upon sixty (60) days’ advance written notice to BISYS.
The required performance standard associated with a function will be measured by dividing the total number of times that function was correctly performed during the month by the total number of times that function occurred during the month.
An inaccurate calculation of the NAV is defined as when the correct calculation is $.01 per share or more difference from the originally stated NAV. Such inaccuracy is considered one event and will only be counted on the day it first occurred, unless the source of the inaccuracy changes during the relevant period. An NAV error occurs at the Fund level and not the class level.

Fund Accounting
NAV Calculation Accuracy	Greater than or equal to 99%

NASDAQ Reporting Timeliness	99% by second NASDAQ reporting cycle

2a-4 Accuracy	99%

Dividend Accuracy	99%